Exhibit 99.1

Exult Announces 2004 Second Quarter Results

Company Delivers $0.02 in EPS

Direct Revenue Increases by 30% from Q2 2003

Definitive Merger Agreement with Hewitt Associates Announced

Acquisition of ReloAction Completed and Accretive

IRVINE, Calif., July 28, 2004 – Exult, Inc. (Nasdaq: EXLT), the innovator and leading provider of HR-led business process outsourcing (BPO) for Global 500 companies and other large complex organizations, today reported financial results for the quarter ended June 30, 2004.

For the second quarter of 2004, revenue was $128.5 million, a 6.7 percent increase from $120.5 million in the same quarter of the prior year. Underlying this increase was a significant improvement in the mix of direct (services provided directly by Exult) versus indirect (services provided through the use of third party subcontractors) business. Direct business grew by 29.9 percent while indirect declined by 13.3 percent versus the same quarter of the prior year.

Exult reported net income of $1.8 million for the quarter, or earnings per share of $0.02. This compares to net income of $4.6 million, or earnings per share of $0.04 in the same period a year ago, and a net loss of $19.6 million, or a loss per share of $0.18 in the previous quarter of 2004. As previously guided, net income in the current quarter included $4.9 million in accelerated amortization due to previously announced changes in the Bank of America contract.

Total direct revenue (as compared to lower-margin indirect revenue generated through the use of third party subcontractors) represented 56.3 percent of total revenue for the second quarter of 2004, compared to 48.9 percent in the first quarter of 2004 and 50.6 percent for the full year 2003.

Gross margins were 9.2 percent in the second quarter of 2004 compared to 10.0 percent in the second quarter of 2003 and negative 8.7 percent in the first quarter of 2004. The second quarter 2004 gross margin included $4.9 million in accelerated amortization due to previously announced changes in the Bank of America contract.

Selling, general and administrative expenses (SG&A) for the second quarter of 2004 totaled $9.5 million, an increase of $1.6 million over the same period a year ago. This increase was largely due to the addition of SG&A costs associated with our recent ReloAction acquisition, which closed during the second quarter of 2004. Other increases in SG&A for the second quarter of 2004 were a result of annual increases in salaries and fringe benefits that came into effect in the first quarter of 2004, and slight increases in other operating costs year over year.

Exult’s balance sheet remains strong, with cash and cash equivalents and short-term investments totaling $167.2 million as of June 30, 2004. Free cash flow, which represents net cash provided by (used in) operating activities less expenditures for fixed asset purchases, capitalized contract costs, and client contract related intangible assets, was negative $7.9 million, an improvement of 16.5 percent from the prior quarter. Accounts receivable were $76.9 million, resulting in total days sales outstanding (DSO) of 54 days as of June 30, 2004, flat with DSO reported for the first quarter of 2004. This is the net result of a good quarter of cash collection, offset by an increase in unbilled revenue of $6.2 million and the inclusion of all of

ReloAction’s receivable balances, with only a partial period of ReloAction revenue booked due to the fact that the closing occurred in mid May of 2004. DSO relating to billed accounts receivables is reported at 35 days.

In May 2004, Exult announced the completion of the acquisition of ReloAction, a privately held relocation services company with locations in California, Texas and Connecticut, for approximately $22.7 million in cash. ReloAction’s prior year revenues for its fiscal year ended March 31, 2004 were approximately $20 million. This acquisition is expected to be accretive to Exult’s earnings for our fiscal year 2004.

In June 2004, Exult and Hewitt Associates (Hewitt) announced the signing of a definitive merger agreement. “We remain excited about our pending merger with Hewitt, and are very pleased with the positive reactions we have had from clients and prospects”, said Jim Madden, Founder, Chairman and CEO. “Our sales pipeline and growth prospects remain strong. The combination anticipates the creation of a wealth of exciting growth opportunities, as well as operational and client acquisition strategies.”

Conference Call with Management

Jim Madden, Founder, Chairman and CEO and John Adams, Chief Financial Officer will host a conference call for investors and all interested parties today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

To participate in the call:

•	Please dial (800) 720-9286 for toll-free access in North America

•	Please dial (303) 957-1261 for access internationally

•	When prompted, use confirmation code 21201793

Internet Access: This conference call will also be broadcast live over the Internet and can be accessed by all interested parties from the homepage of Exult’s website at www.exult.com. To listen to the live call, please go to the Exult website and click on the conference call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Replay Information & Webcast Archive: For those unable to participate in the call at this time, a telephone replay will be made available beginning on July 28th, 2004, at approximately 7:00 p.m. Eastern Time (4:00 p.m. Pacific Time). To access the replay, call (800) 633-8284 or (402) 977-9140 and enter the pass code 21201793 at the prompt. A replay of the call will also be archived on Exult’s website until August 28, 2004.

About Exult

Exult (EXLT) is the innovator and leading outsourcer in the HR-led BPO market. Meeting an increasingly critical need for Global 500 companies and other large complex corporations, Exult provides comprehensive Human Resources outsourcing solutions and expertise in high volume business processes, including related Finance and Accounting and Procurement offerings.

Exult offers tailored solutions to a diverse client base by leveraging its customizable and scalable Multi-Process OutsourcingSM operational platform, which includes Multi-Client, Multi-Center, Multi-Channel, Multi-Shift and Multi-Shore capabilities. Exult uses Six Sigma standards to design, measure and deliver its processes to provide a high quality service experience to clients.

Exult is the proven cost-effective BPO resource for Global 500 clients seeking increased flexibility to strategically advance their businesses. Exult’s quality delivery reduces costs, improves productivity, streamlines operations and provides responsive service to clients’ employees throughout the world. For more information, visit www.exult.com.

Certain Terms, Including Non-GAAP Financial Measures

The term “indirect revenue” refers to revenue received for services provided by Exult through the use of third party subcontractors. The term “direct revenue” refers to all other revenue recognized for services provided by Exult.

The term “cash flow from operations” is equivalent to net cash provided by (used in) operating activities. The term “free cash flow” represents net cash provided by (used in) operating activities (negative $2.2 million in Q2 2004 and negative $3.1 million for the six months ended June 30, 2004) less expenditures for fixed asset purchases and capitalized direct contract costs, and client contract related intangible assets. Exult provides information on its free cash flow because it believes that this financial measure provides useful information about the effects of its operations on its cash and cash equivalent balances.

Forward Looking Statement

Statements in this press release or the related conference call referenced herein about the Company’s anticipated performance, including revenue, margin, cash flow, cash balance and profit expectations; development and application of the Company’s Exult Service Delivery ModelSM operational capabilities, including infrastructure, transition and transformation of client processes to the Company’s systems, productivity improvements, and cost savings from strategic initiatives including the Company’s India operations; the performance and operating results of the ReloAction business; client service results; duration, size, scope and revenue expectations associated with client contracts; business mix; industry leadership and market share; new business; and the Hewitt merger, are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Exult is still developing its service capabilities and must transition client processes on schedule and transform these processes to reduce delivery cost while meeting contractual service level commitments. Exult must meet performance standards and client contracts permit reduction or early termination under various circumstances. Financial performance targets might not be achieved due to various risks, including slower-than-expected process transitions or business development, or higher-than-expected costs to meet service commitments or sign new contracts. Exult’s cash consumption may exceed expected levels if profitability does not meet expectations, strategic opportunities require cash investments, or growth exceeds current expectations. Frontlog is estimated based upon various assumptions, is subject to change, and is not necessarily indicative of what new business Exult may sign. Exult faces increasing competition in the HR BPO business. Income tax liabilities will begin to reduce net income if the Company’s tax loss carry forwards are exhausted or the valuation allowance reversed. The Hewitt merger is subject to various conditions to closing. More information about Exult’s risks is available in Exult’s Annual Report on Form 10-K (as amended on Form 10-K/A), Quarterly Reports on Form 10-Q, and other filings made from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

For further information:

Investor Relations

John A. Adams

Chief Financial Officer

949/856-8841

investor.relations@exult.net

Media Contact

Alexandra Gallo

Director, Global Communications

949/856-8638

alexandra.gallo@exult.net

Agency Contact

Len Abbazia

732/863-1900, x.101

Len.Abbazia@springboardpr.com

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31, 2003	June 30, 2004
		(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$135,026	$58,548
Short term investments	60,781	108,622
Accounts receivable, net	58,720	76,943
Prepaid expenses and other current assets	26,973	43,486
Assets held for sale	100	—

Total Current Assets	281,600	287,599

Fixed Assets and Direct Contract Costs, net	69,010	71,096
Intangible Assets, net	60,213	70,467
Other Assets, net	19,401	17,642

Total Assets	$430,224	$446,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$24,331	$19,912
Accrued and other liabilities	32,154	69,323
Current portion of long-term obligations	2,444	12,695

Total Current Liabilities	58,929	101,930

Convertible Senior Notes	106,713	106,892
Other Long-Term Obligations, net of current portion	12,168	605

Total Long-Term Obligations	118,881	107,497

Stockholder’s Equity:
Common stock	11	11
Additional paid-in capital	430,583	435,339
Deferred compensation	(1,789)	(2,910)
Foreign currency translation adjustments	4,018	3,622
Unrealized gain/(loss) on investments, net	99	(429)
Accumulated deficit	(180,508)	(198,256)

Total Stockholders’ Equity	252,414	237,377

Total Liabilities & Stockholders’ Equity	$430,224	$446,804

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2003	2004	2003	2004
Revenue	$120,494	$128,520	$232,660	$226,314
Cost of Revenue	108,395	116,757	210,692	223,011

Gross Profit	12,099	11,763	21,968	3,303
Selling, General & Administrative Expense	7,901	9,511	14,585	18,901

Income (Loss) from operations	4,198	2,252	7,383	(15,598)
Investment and Interest Income (Expense), net	481	(417)	1,330	(778)

Income (Loss) from Continuing Operations before provision for Income Taxes	4,679	1,835	8,713	(16,376)
Provision for Income Tax Expense	—	26	—	144

Income (Loss) from Continuing Operations	4,679	1,809	8,713	(16,520)
(Loss) from Discontinued Operations	(90)	—	(212)	(1,228)

Net Income (Loss)	$4,589	$1,809	$8,501	$(17,748)

Net Income (Loss) per Common Share - Basic:
Income (Loss) from Continuing Operations	$0.04	$0.02	$0.08	$(0.15)

Loss from Discontinued Operations	$(0.00)	$—	$(0.00)	$(0.01)

Net Income (Loss)	$0.04	$0.02	$0.08	$(0.16)

Net Income (Loss) per Common Share - Diluted:
Income (Loss) from Continuing Operations	$0.04	$0.02	$0.08	$(0.15)

Loss from Discontinued Operations	$(0.00)	$—	$(0.01)	$(0.01)

Net Income (Loss)	$0.04	$0.02	$0.07	$(0.16)

Weighted Average Number of Common Shares Outstanding:
Basic	106,395	109,345	106,128	109,024

Diluted	115,587	114,729	114,481	109,024

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(unaudited)

	Six months ended June 30,
	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$8,501	$(17,748)

Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by (used in) operating activities — Depreciation and amortization	12,783	24,141
Write off of assets held for sale	—	100
Discount accretion on long term obligations	—	628
Net realized gain, net	—	461
Changes in operating assets and liabilities — Accounts receivable, net	(29,589)	(9,960)
Prepaid expenses and other current assets	(6,681)	(1,141)
Accounts payable	9,422	(4,871)
Accrued and other liabilities	28,314	4,445

Net cash flows from continuing operations	22,750	(3,945)
Net operating cash flows from discontinued operations	—	894

Net cash and cash equivalents provided by (used in) operating activities	22,750	(3,051)

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for Fixed Asset Purchases and Direct Contract Costs	(10,657)	(14,288)
Expenditures for Intangible Assets	(19,139)	(229)
Purchase of businesses, net of cash acquired	(16,602)	(13,201)
Purchases of Investments	(50,883)	(128,487)
Proceeds from Investments	68,863	79,699
Change in Other Assets	(518)	2,426

Net investing cash flows from continuing operations	(28,936)	(74,080)
Net investing cash flows from discontinued operations	—	(936)

Net cash and cash equivalents (used in) investing activities	(28,936)	(75,016)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Exercise of Stock Options	1,171	3,105
Payments on Long-Term Obligations	(1,032)	(1,761)

Net cash and cash equivalents provided by financing activities	139	1,344

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	233	245

Net Decrease in Cash and Cash Equivalents	(5,814)	(76,478)
Cash and Cash Equivalents, beginning of period	42,846	135,026

Cash and Cash Equivalents, end of period	$37,032	$58,548